UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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PARKS! AMERICA, INC.

(Name of Registrant as Specified in Its Charter)

FOCUSED COMPOUNDING FUND, LP
ANDREW KUHN
GEOFFREY GANNON
JAMES FORD

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Focused Compounding Fund, LP, issued a press release containing an open letter from its portfolio manager, Geoffrey Gannon, to the board of directors of Parks! America, Inc. The press release is below:

Focused Compounding Fund, LP Refuses to Cancel February Special Election

Dallas, January 18, 2024 – (GLOBE NEWSWIRE) – In preparation for the upcoming contested Special Meeting of Shareholders, Focused Compounding Fund, LP issued the following open letter dated January 18, 2024 to the board of directors of Parks! America, Inc. (OTC: PRKA).

Board of Directors

Parks! America, Inc.

1300 Oak Grove Road

Pine Mountain, GA 31822

January 18, 2024

To the Board of Parks! America:

Guys, we want the special election to be held. This is the kind of fight we dream of. Your lawyer may think we misread the Nevada statute. We didn’t. Your lawyer misread my letter to you. That letter was not about the legal logistics of a particular special election. It was about the difference between democracy and dictatorship. I wrote:

“You can put out all the usual legalese ‘Bull’ in these 8-Ks you keep doing. But we’re not going to pretend you’re entitled to the usual defenses of a legitimate public company when you aren’t one.”

Your lawyer thought the best response to this would be asking us to cancel the special election, because Nevada law – not your own bylaws – says you can stay if you don’t lose by 2/3rds. That’s legalese nonsense. And we want owners to see it’s legalese nonsense. And we want them to get the chance to vote against you because you put out legalese nonsense instead of trying to win their votes.

In a democracy, you don’t write the other side asking them to please cancel the upcoming election. You run. You win or you lose. And you abide by the results.

But whatever you do, you do it by talking to the voters instead of conferring with your lawyers. Stop talking to us. Start talking to the voters. Don’t talk to them like you’re subpoenaing them. Talk to them like one human being talking to another.

There are a ton of different owners out there with a ton of different concerns. You can totally win some of them over before February 26th. You have till June 6th to win over the others. That’s a really long campaign season. You’ve got a fighting chance to run this campaign the right way and actually win. So far, candid campaigning is the one tactic you haven’t tried.

We know there is a chance that some of the company’s directors will refuse to resign even after losing the special election. That is why my last letter stressed the element of personal honor in each individual director’s decision to continue down this path to the actual point of a special election:

“Look at the people around you and ask if this is really the ship you want to go down with? Are these really the people you want to be associating with? Is this really how you want your professional life to end?”

I said that because I knew the next steps for this board were going to be:

1) trying to rig the special election by not providing a shareholder list

2) trying to stay on after losing the special election by arguing that the number of votes each side receives and the company’s own bylaws are the wrong way to judge an election. Nevada statute is the right way.

In other words, let’s see how well we can rig the election. And then let’s see how little we lose a rigged election by. And then let’s ignore our own company bylaws. And let’s try to stay in power by arguing votes don’t matter, bylaws don’t matter, Nevada law (which none of our owners would know about) lets us stay on.

Yes. If you rig the election well enough and lose the election well enough, you can – as a Nevada corporation – stay on as directors. Some of you may even do that. You’ll then face an annual meeting vote in June of 2024 where you won’t be protected by Nevada’s 2/3rd rule. And you’ll face further votes in June of 2025, 2026, 2027, 2028…

I’m not arguing you can’t finagle things well enough using legal nonsense to get through one special election. You can do that. What I’m arguing is: why?

Why spend big bucks to perform ultimately vote-losing actions like rigging elections and denying election results when you know there will be more elections in the future?

If you win a special election in a way that causes owners to retch at your behavior – is that a win? I don’t know. It’s definitely a short-term strategy.

If you’re committed to these new democratic reforms you laid out in your press release, you need to shift your campaign strategy. A campaign based on legalese nonsense can get you through one election beautifully. But it can’t get you through elections 2, 3, 4, and 5 when it costs you the goodwill of your company’s owners.

Your plan at this special election is to say: Look, owners. Your votes don’t matter. Our company bylaws don’t matter. Laws that say we have to hand over shareholder lists don’t matter. Free and fair elections don’t matter. Nevada statute matters. We worship at the altar of Nevada statute. We pay lawyers big bucks. The one thing we don’t do is the one thing that’s totally free: talk to our co-owners like human beings.

This strategy of running against free and fair elections will work for a time.

Legally, it will get you through this special election just fine. It’ll let you stay at the company for a little under four more months. That’s true. But…

That’s not a classy way to go out.

That was the point of my last letter. You’re going out. You don’t get to choose that you’re going out. But you do get to choose how you’re going out.

The special election you want us to cancel is everything we’ve been dreaming of from day one of this campaign. It’s a battle between an honorable, democratic side and a sleazy, dictatorial side. It’s a battle between talking to co-owners like human beings and sending legalese nonsense in letters from your law firm instead of having the candor and confidence to talk in your own voice.

It’s a battle where one side says votes matter and the other side says neither votes nor our own bylaws matter – only Nevada statute matters.

We’re not interested in dialog. We’re interested in votes. We’re going to have one on February 26th. We’re going to have another on June 6th. And we’re going to have one every year thereafter. These are going to be very hard fights for us to win. But they’re going to be fights worth fighting. And we’re going to be proud we fought them.

That was the point of my last letter. I know some of you are not proud of what you’re doing. Yet you keep doing it. There are more important things in life than clinging to a penny stock’s board for another four months. There’s your own inner scorecard.

“The big question about how people behave is whether they’ve got an Inner Scorecard or an Outer Scorecard. It helps if you can be satisfied with an Inner Scorecard.”

-	Warren Buffett

You don’t get to decide if you win or lose the game. But you do get to decide how you play the game. On February 26th, we’re going to get to play the game the way we’ve always wanted to. We’re going to get to offer a clear contrast between democracy and dictatorship, between owners’ wills and lawyers’ letters.

We, like you, have no idea what the outcome will be. But we, unlike you, will be forever proud of how we played the game.

This special election is not pointless. The point is the process. The process to be acted out on February 26th is called democracy. We think co-owners will like it. And that’s why we will not cancel the election we promised them.

We believe in giving owners what they want. They want to vote. And they’re going to get to vote.

What you do once you hear the owners’ voice is up to you. We think the right call is resignation. We think the other owners will think the right call is resignation.

But Nevada law will let you stay on for another four months if you think you owe Nevada more than the owners of your company.

See you February 26th.

Sincerely,

Geoff Gannon

Contact:

Andrew Kuhn (469) 207-5844

andrew@focusedcompounding.com

Additional Information

The persons identified on the cover page hereto (collectively, the “Focused Compounding Group”) have filed a contested Preliminary Proxy Statement (the “Preliminary Proxy Statement”) together with a proxy card with the SEC in connection with the proxy solicitation the Focused Compounding Group initiated (the “Proxy Solicitation”) and intends to file a Definitive Proxy Statement (the “Definitive Proxy Statement”) as soon as possible. SHAREHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE DEFINITIVE PROXY STATEMENT WHEN AVAILABLE, AND ANY OTHER RELEVANT DOCUMENTS THAT THE FOCUSED COMPOUNDING GROUP FILES WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain, free of charge, copies of the Preliminary Proxy Statement, the Definitive Proxy Statement when available, and any amendments or supplements thereto and any other documents (including the proxy card) at the SEC’s website (http://www.sec.gov).

Certain Information Regarding Participants

The respective members of the Focused Compounding Group may be deemed to be participants in the solicitation of proxy cards from shareholders in connection with the Preliminary Proxy Statement. Additional information regarding the identity of these participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Preliminary Proxy Statement and will be set forth in the Definitive Proxy Statement and certain other materials to be filed with the SEC in connection with the Proxy Solicitation.